MODTECH HOLDINGS, INC.
Exchange of Senior Subordinated Secured Convertible Notes
TERMS AND CONDITIONS OF EXCHANGE TRANSACTION

May 3, 2006

Issuer:	Modtech Holdings, Inc. (the "Company").

Holder:	Amphora Limited ("Amphora").

Exchange:
In a transaction to take effect as of May 4, 2006, $8,333,333.33 principal amount of Senior Subordinated Secured Convertible Notes which would otherwise be subject to repurchase by the Company at the option of the Holder on August 31, 2006 (the "Notes") shall be exchanged (the "Exchange") for a number of the Company's common shares equal to the sum of (a) the quotient of the principal amount of the Notes divided by the Conversion Price of the Notes in effect as of closing of the Exchange (the "Conversion Shares") plus (b) the quotient of (x) $1,750,000.00 divided by (y) the price at which the Holder sells 400,000 of the Company's common shares pursuant to a trade confirmation entered into prior to the closing of the Exchange (such sale by the Holder, the "Pre-Exchange Sale", and such quotient of (x) divided by (y), "Exchange Shares"), the sale of the common shares by the Holder being referred to as the "Common Stock Sale." The Conversion Shares will be delivered in accordance with the terms of the Notes as if the conversion date were the date of the closing of the Exchange.

The Exchange Shares will be issued by the Company in consideration for early conversion by the Holder. To the extent the Exchange cannot be consummated in its entirety due to the application of the Maximum Percentage, as provided in the Notes and the Warrant to Purchase Common Stock issued by the Company to Amphora on December 30, 2004 (such circumstance, a "Conversion Limitation"), the Holder will have the option to effect the remainder of the Exchange in whole or in part at such time or times as such Conversion Limitation no longer applies (the amount of Conversion Shares to be delivered at any such time to be determined with reference to the market price of the Company's common shares at such time, as provided in the Notes) by delivering notice of such election to the Company, settlement of which will occur on the third trading day following the Company's receipt of Amphora's election notice. The Notes that are not subject to the Exchange shall remain outstanding and the terms of such Notes shall remain unchanged.

Reduction of Letter of Credit Amount:	The Letter of Credit Amount shall be reduced by $5,000,000 in accordance with the terms of the Note as if the Company had achieved the Profitability Target on an Optional Redemption Date.

Documentation of Exchange:	The Exchange will by documented on terms reasonably satisfactory to Amphora and the Company.

Regulatory Approvals:	In the event that any regulatory approval, stockholder approval or other consents are required in connection with the Exchange, the Company shall use its best efforts to obtain such approvals as quickly as possible following the Exchange and any failure to obtain the requisite approvals to consummate the Exchange will result in cash payment to the Holder by the Company of $1,750,000.00 in lieu of delivery of the Exchange Shares.

Public Disclosure:	Prior to completion of the Exchange, this document and the documents associated with the transaction will not be disclosed to any parties other than the Company and its advisors without the prior written consent of Amaranth, except as may be required by law or to satisfy regulatory requirements. Promptly following execution of this Term Sheet and prior to the Pre-Exchange Sale by the Holder, the Company shall file a Current Report on Form 8-K announcing the Exchange and describing the material details thereof.

Costs and Expenses:
The Company will be responsible for all costs and expenses incurred by Amaranth, including all legal fees and disbursements in connection with this Term Sheet and the documentation and implementation of the transaction irrespective of whether the transaction contemplated herein closes.

Binding Obligation:
This document is intended to summarize the terms that will be provided in the definitive documentation relating to the Exchange. This document shall be binding and irrevocable upon the Company. Amaranth may withdraw or modify this Agreement at any time prior to the filing by the Company of the Current Report on Form 8-K referred to in "Public Disclosure" above.

MODTECH HOLDINGS, INC	AMPHORA LIMITED, BY AMARANTH ADVISORS L.L.C.

By: /s/ Dennis L. Shogren Name: Dennis L. Shogren Title: Chief Financial Officer	By: /s/ James G. Glynn Name: James G. Glynn Title: Authorized Signatory